                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549
                              ----------------
                                  FORM 144
                    NOTICE OF PROPOSED SALE OF SECURITIES
                  PURSUANT TO RULE 144 UNDER THE SECURITIES
                                 ACT OF 1933
ATTENTION: Transmit for filing 3 copies of this form concurrently with either placing an order with a broker to execute sale or executing a sale directly with a market maker.

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1. (a) NAME OF ISSUER (Please type or print)

    Nordic American Tanker Shipping Ltd.
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   (b) IRS IDENT. NO.

    N/A
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   (c) S.E.C. FILE NO.

    033-96268033-96268
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   (d) ADDRESS OF ISSUER

    Cedar House, 41 Cedar Ave., P.O. Box HM1179, Hamilton HM EX, BermudaCedar House, 41 Cedar Ave., P.O. Box HM1179, Hamilton HM EX, Bermuda
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            (STREET)                  (CITY)           (STATE)     (ZIP CODE)
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   (e) TELEPHONE NO.

    (809) 295-2244(809) 295-2244
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    (AREA CODE) (NUMBER)
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2. (a) NAME OF PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD

    Ugland Nordic Shipping ASAUgland Nordic Shipping ASA
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   (b) SOCIAL SECURITY NO. OR I.R.S. IDENT. NO.

    N/A
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   (c) RELATIONSHIP TO ISSUER

    Manager
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   (d) ADDRESS

    P.O. Box 54, 3201 Sandefjord, Norway
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          (STREET)                 (CITY)             (STATE)     (ZIP CODE)
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INSTRUCTION: The person filing this notice should contact the issuer to obtain the I.R.S. Identification Number and the S.E.C. File Number.
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3(a)                  (b)                                 (c)         (d)
Title of the  Name and Address of    S.E.C. USE ONLY  Number of    Aggregate
Class of      Each Broker Through    -----            Shares or    Market
Securities    Whom the Securities    Broker-Dealer    Other Units  Value
To Be Sold    are to be Offered or   File Number      To Be Sold   (See
              Each Market Maker      (See instr.      instr.
              who is Acquiring       3(c))            3(d))
              the Securities
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              Lazard Freres & Co. LLC                 366,225
common        30 Rockefeller Center
              New York, NY 10020

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                 (e)                     (f)               (g)
              Number of Shares       Approximate Date Name of Each
              or Other Units         of Sale (See     Securities
              Outstanding            instr. 3(f))     Exchange
              (See instr. 3(e))      (MO., DAY, YR.)  (See instr. 3(g))
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              9,706,606              10/30/00         AMEX
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INSTRUCTIONS:
   1.  (a) Name of issuer
       (b) Issuer's I.R.S. Identification Number
       (c) Issuer's S.E.C. file number, if any
       (d) Issuer's address, including zip code
       (e) Issuer's telephone number, including area code
   2. (a) Name of person for whose account the securities are to be sold
       (b) Such person's Social Security or I.R.S.
           identification number
       (c) Such person's relationship to the issuer (e.g., officer, director, 10% stockholder, or member of immediate family of any of the foregoing)
       (d) Such person's address, including zip code
   3.  (a) Title of the class of securities to be sold

       (b) Name and address of each broker through whom the securities are intended to be sold
       (c) Number of shares or other units to be sold (if debt securities, give the aggregate face amount)
       (d) Aggregate market value of the securities to be sold as of a specified date within 10 days prior to the filing of this notice
       (e) Number of shares or other units of the class outstanding, or if debt securities the face amount thereof outstanding, as shown by the most recent report or statement published by the issuer
       (f) Approximate date on which the securities are to be sold
       (g) Name of each securities exchange, if any, on which the securities are intended to be sold

(8/96)

                         TABLE I--SECURITIES TO BE SOLD

Furnish the following information with respect to the acquisition of the securities to be sold and with respect to the payment of all or any part of the purchase price or other consideration therefor:

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Title     Date You  Nature of    Name of      Amount of   Date of   Nature
of the    Acquired  Acquisition  Person       Securities  Payment   of Payment
Class                            From Whom    Acquired
                                 Acquiried
                                 (If gift,
                                 also give
                                 date donor
                                 acquired)
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common    10/1/97   purchase     issuer       381,925     10/1/97   cash

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INSTRUCTIONS:
1. If the securities were purchased and full payment therefor was not made in cash at the time of purchase, explain in the table or in a note thereto the nature of the consideration given. If the consideration consisted of any note or other obligation, or if payment was made in installments describe the arrangement and state when the note or other obligation was discharged in full or the last installment paid.
 2. If within two years after the acquisition of the securities the person for whose account they are to be sold had any short positions, put or other option to dispose of securities referred to in paragraph (d)(3) of Rule 144, furnish full information with respect thereto.

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              TABLE II--SECURITIES SOLD DURING THE PAST 3 MONTHS
     Furnish the following information as to all securities of the issuer sold during the past 3
     months by the person for whose account the securities are to be sold.

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Name and Address    Title of      Date of Sale    Amount of      Gross
                    Securities                    Securities     Proceeds
                    Sold                          Sold
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REMARKS:

INSTRUCTIONS:
See the definition of "person" in paragraph (a) of Rule 144. Information is to be given not only as to the person for whose account the securities are to be sold but also as to all other persons included in that definition. In addition, information shall be given as to sales by all persons whose sales are required by paragraph (e) of Rule 144 to be aggregated with sales for the account of the person filing this notice.

                                  6/20/2000
                        ----------------------------
                               DATE OF NOTICE

ATTENTION:
The person for whose account the securities to which this notice relates are to be sold hereby represents by signing this notice that he does not know any material adverse information in regard to the current and prospective operations of the Issuer of the securities to be sold which has not been publicly disclosed.


                     BY: /s/ Ugland Nordic Shipping ASA
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                                  (SIGNATURE)

The notice shall be signed by the person for whose account the securities are to be sold. At least one copy of the notice shall be manually signed. Any copies not manually signed shall bear typed or printed signatures.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSION OF FACTS CONSTITUTE FEDERAL
                   CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

(8/96)



















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